EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 1, 2010 by and between STEM CELL ASSURANCE, INC., a Nevada corporation (the “Company”), and Mandy Clark (the “Executive”).  Certain capitalized terms used in this Agreement are defined in Section 11.

RECITALS

WHEREAS, the Company and the Executive desire to enter into an employment agreement which will set forth the terms and conditions upon which the Employee shall be employed by the Company and upon which the Company shall compensate the Employee.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.  The Company will employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement and ending as provided in Section 5 (the “Employment Period”).

2. Employment At-Will.  Notwithstanding anything in this Agreement, the Executive and the Company understand and agree that the Executive is an employee at-will, and that the Executive may resign, or the Company may terminate the Executive’s employment, at any time and for any or for no reason.  Nothing in this Agreement shall be construed to alter the at-will nature of the Executive’s employment.

3. Position and Duties.  During the Employment Period, the Executive will serve in the position set forth on Schedule A to this Agreement and will render such managerial, analytical, administrative, financial and other executive services to, and shall have such responsibilities on behalf of, the Company and its Subsidiaries, as are from time to time necessary in connection with the management and affairs of the Company and its Subsidiaries, in each case subject to the authority of the Board of Directors of the Company (the “Board”) to define and limit such executive services.  The Executive responsibilities shall include, without limitation, those set forth on Schedule A attached hereto.  The Executive will devote substantially all of his/her business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries, provided that the Executive will be permitted to (i) serve, with the prior written consent of the Board (such consent not to be unreasonably withheld), as a member of the board of directors or advisory boards of charitable organizations, (ii) engage in charitable activities and community affairs, and (iii) manage his/her personal investments and affairs, except that the Executive will limit the time devoted to the activities described in clauses (i), (ii), and (iii) so as not to materially interfere, individually or in the aggregate, with the performance of his/her duties and responsibilities hereunder.  The Executive will perform his/her duties and responsibilities to the best of his/her abilities in a diligent, trustworthy, businesslike and efficient manner.  The Executive will report to the person set forth on Schedule A or such other person as is determined by the Board.

4. Salary and Benefits.

(a) Salary.  During the Employment Period, the Company will pay the Executive a salary at the rate set forth on Schedule A to this Agreement (as in effect from time to time, the “Salary”) as compensation for services.  The Salary will be payable in regular installments in accordance with the general payroll practices of the Company and its Subsidiaries and subject to applicable withholding requirements.  The Company agrees to evaluate Executive’s performance and Salary annually.

(b) Benefits.  During the Employment Period, the Company will provide the Executive with medical, dental, life, long-term Disability insurance and other benefits under such plans as the Board may establish or maintain from time to time for similarly situated employees.  The Executive will be entitled to the number of weeks of paid vacation each year set forth on Schedule A attached hereto.  To the extent that the Executive does not use all the vacation time in any year, calculated as of each anniversary of the date of this Agreement, the unused vacation may not be carried over to the next year.

(c) Reimbursement of Expenses.  During the Employment Period, the Company will reimburse the Executive for all reasonable out-of-pocket expenses incurred by him/her in the course of performing his/her duties that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

5. Termination.

(a) The Employment Period will continue until the earlier of: (i) the Executive’s resignation for any or no reason; (ii) the death or Disability (which determination shall be made in good faith by a qualified physician selected by the Board or the Company’s insurers, subject to the Executive’s consent which shall not unreasonably be withheld); or (iii) the giving of notice of termination by the Company (A) for Cause or (B) for any other reason or for no reason (a termination described in this clause (iii)(B) being a termination by the Company “Without Cause”).

(b) If the Company terminates the Employment Period Without Cause, then, so long as the Executive continues to comply with his/her continuing obligations hereunder, the Executive will be entitled to receive each of the following: (i) severance payments in an aggregate amount set forth on Schedule A to this Agreement (the “Cash Severance Amount”); and (ii) all accrued and unpaid Salary and unused vacation time for the then-current annual period (with the right to vacation time being pro rated for such period through the Termination Date) and all unreimbursed business expenses incurred through the Termination Date and payable pursuant to Section 4(c), which accrued and unpaid salary, unused vacation and unreimbursed expenses shall be payable in a lump sum within five (5) days after the Termination Date.  The Executive shall also be entitled to any COBRA benefits to which the Executive is entitled by law (at the Executive’s sole expense).

(c) If the Employment Period terminates by reason of (i) the Company’s termination with Cause, or (ii) the Executive’s resignation, then the Executive (or his/her estate in the case of his/her death) will be entitled to receive the amounts specified in clause (ii) of Section 5(b), as well as any COBRA benefits to which the Executive is entitled by law (at the Executive’s sole expense).

(d) The Cash Severance Amount will be paid in equal bi-monthly installments over the [twenty-four (24)] month period following the Termination Date in accordance with the general payroll practices of the Company and subject to all applicable withholding requirements; provided, however, that the payment of the Severance Amount shall be conditioned upon the Executive (i) executing and delivering to the Company a general release of all past and present claims against the Company and its Subsidiaries substantially in the form attached hereto as Exhibit A (the “Form of Release”), within twenty-two (22) days of the date the Company delivers such general release (the “Release”) to the Executive, and (ii) not exercising the Executive’s revocation right during the period for revocation described in the Form of Release; provided, further, that, in the event of the Executive’s breach of this Agreement, then the Company’s obligation to pay the Severance Amount shall terminate and be of no further force or effect and the Executive shall be obligated to reimburse the Company for all Severance Amount payments previously made.  To the extent that Severance Amounts are payable, they shall be made or commence on the fortieth (40th) day following the Termination Date.  The first Severance Amount payment shall include all amounts that would have been paid following the Termination Date had the Release been effective immediately following the Termination Date but which were not yet paid.

(e) Upon the Termination Date, the Executive will be deemed to have resigned from each position (if any) that he/she then holds as an officer or director of the Company or any Subsidiary, and the Executive will take any action that the Company or any Subsidiary may reasonably request in order to confirm or evidence such resignation.

(f) Neither the termination or expiration of this Agreement nor the termination of the Executive’s employment with the Company, whether by the Company or the Executive, whether for cause or without cause, and whether voluntary or involuntary, shall affect the continuing operation and effect of Section 6 hereof, which shall continue in full force and effect according to its terms.  In addition, neither the termination or expiration of this Agreement nor the termination of the Executive’s employment with the Company, whether by the Company or the Executive, whether for cause or without cause, and whether voluntary or involuntary, will result in a termination or waiver of any rights and remedies that the Company may have under this Agreement and applicable law.

(g) 11.3           In the event of the termination of this Agreement or the Executive’s employment, whether by the Company or the Executive, whether for cause or without cause, and whether voluntary or involuntary, except as expressly provided for herein, the Executive shall not be entitled to any further compensation or benefits.

6. Restrictive Covenants.

(a) The services of the Executive are unique and extraordinary and essential to the business of the Company, especially since the Executive shall have access to the Company’s customer lists, trade secrets and other privileged and confidential information essential to the Company’s business.  Therefore, the Executive agrees that, as a material inducement to, and a condition precedent to the Company’s payment obligations hereunder and its other covenants herein, if the term of the Executive’s employment hereunder shall expire or the Executive’s employment shall at any time terminate for any reason whatsoever, with or without cause, the Executive will not at any time within one (1) year after such expiration or termination (the “Restrictive Covenant Period”), without the prior written approval of the Company, directly or indirectly, whether individually or as a principal, officer, stockholder, equity participant, employee, partner, joint venturer, member, manager, director or agent of, or lender, consultant or independent contractor to, any Person, or in any other capacity, other than on behalf of or for the benefit of the Company:

(i) anywhere in the United States of America, engage or participate in a business which, as of such expiration or termination date, is similar to or competitive with, directly or indirectly, that of the Company, and shall not make any investments in any such similar or competitive entity, except that the Executive may acquire up to one percent (1%) of the outstanding voting stock of any entity whose securities are listed on a stock exchange or Nasdaq;

(ii) cause or seek to persuade any director, officer, employee, customer, account, agent or supplier of, or consultant or independent contractor to, the Company or others with whom the Company has had a business relationship (collectively, “Business Associates”) to discontinue or materially modify the status, employment or relationship of such Person with the Company, or to become employed in any activity similar to or competitive with the activities of the Company;

(iii) cause or seek to persuade any prospective customer, account, supplier or other Business Associate of the Company (which at the date of cessation of the Executive’s employment with the Company was then actively being solicited by the Company) to determine not to enter into a business relationship with the Company or to materially modify its contemplated business relationship;

(iv) hire, retain or associate in a business relationship with, directly or indirectly, any director, officer or employee of the Company; or

(v) solicit or cause or authorize to be solicited, for or on behalf of the Executive or any third party, any business from, or the entering into a business relationship with, (a) others who are, or were within one (l) year prior to the cessation of the Executive’s employment with the Company, customers, accounts or other Business Associates of the Company, or (b) any prospective customer, account or other Business Associate of the Company which at the date of such cessation was then actively being solicited by the Company.

The foregoing restrictions set forth in this Section 6 shall apply likewise during the Employment Period.

(b) (i)           The Executive agrees to promptly disclose in writing to the Board all ideas, processes, methods, devices, business concepts, inventions, improvements, discoveries, know-how and other creative achievements (hereinafter referred to collectively as “Discoveries”), whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted, or otherwise protected, which the Executive, while employed by the Company, conceives, makes, develops, acquires or reduces to practice, whether acting alone or with others and whether during or after usual working hours, and which are related to the Company’s business or interests, or are used or usable by the Company, or arise out of or in connection with the duties performed by the Executive.  The Executive hereby transfers and assigns to the Company all right, title and interest in and to such Discoveries (whether conceived, made, developed, acquired or reduced to practice on or prior to the date hereof or hereafter), including any and all domestic and foreign copyrights and patent and trademark rights therein and any renewals thereof.  On request of the Company, the Executive will, without any additional compensation, from time to time during, and after the expiration or termination of, the Employment Period, execute such further instruments (including, without limitation, applications for copyrights, letters patent, trademarks and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Company to protect and/or enforce its right in respect of such Discoveries.  All expenses of filing or prosecuting any patent, trademark or copyright application shall be borne by the Company, but the Executive shall cooperate in filing and/or prosecuting any such application.  For purposes of this Agreement, any Discovery shall be deemed to have been made during the Employment Period if, during such period, the Discovery was conceived or first actually reduced to practice, and the Executive agrees that any patent application filed by the Executive within one (1) year after a termination of the Executive’s employment with the Company shall be presumed to relate to an invention made during the Employment Period unless the Executive can establish the contrary.  The parties agree that the foregoing covenant does not apply to any invention of the Executive for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time unless the invention relates to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by the Executive for the Company.

(ii) The Executive acknowledges and agrees that, prior to the Executive’s employment by the Company, he/she did not conceive, make, develop, acquire or reduce to practice any Discovery which is related to the Company’s business or interests or is used or usable by the Company.

(c) (i)           The Executive represents that he/she has been informed that it is the policy of the Company to maintain as secret all Confidential Information (as hereinafter defined) relating to the Company, including, without limitation, any and all knowledge or information with respect to secret or confidential methods, processes, plans, materials, customer lists or data, or with respect to any other confidential or secret aspect of the Company’s activities, and further acknowledges that such Confidential Information is of great value to the Company.  The Executive recognizes that, by reason of the Executive’s employment with the Company, he/she has acquired and will acquire Confidential Information as aforesaid.  The Executive confirms that it is necessary to protect the Company’s goodwill, and, accordingly, hereby agrees that he/she will not, directly or indirectly (except where authorized by the Board for the benefit of the Company or as required by law, rule or regulation or applicable legal regulatory or administrative process or by a court of competent jurisdiction), at any time during the term of this Agreement or thereafter, divulge to any Person or use, or cause or authorize any Person to use, any such Confidential Information.

(ii) The Executive agrees that he/she will not, at any time, remove from the Company’s premises any drawings, notebooks, data, magnetic tape, floppy disks, cd-roms or any other means of storing electronic data, or other Confidential Information relating to the business and procedures heretofore or hereafter acquired, developed and/or used by the Company, except where necessary in the fulfillment of the Executive’s duties hereunder.

(iii) The Executive agrees that, upon the expiration or termination of his/her employment with the Company for any reason whatsoever, he/she shall promptly deliver to the Company any material relating to any Confidential Information or Discoveries, as well as all memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by the Executive during the term of his/her employment, arising out of, in connection with, or related to any activity or business of the Company including, but not limited to, the customers, suppliers, or other Business Associates, the arrangements of the Company with such parties, and the pricing and expansion policies and strategy of the Company, and the Executive further agrees that all of the above mentioned items are, and shall continue to be, the sole and exclusive property of the Company, and shall, together with all copies thereof, be returned and delivered to the Company within five (5) days of the termination of his/her employment, or at any time upon the Company’s demand.

(iv) For purposes hereof, the term “Confidential Information” shall mean all information obtained by or given to the Executive, directly or indirectly, including, but not limited to, all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, forms, concepts, sales presentations, marketing programs, marketing strategy, business practices, bidding information, methods of operation, trademarks, patents, patent applications, licenses, technical information, customer leads, supplier lists, supplier leads, contract proposals, documents identifying  past, present and future customers, hiring and training methods, personnel records, investment policies, pricing and cost information, financial and other confidential and proprietary information concerning the Company’s operations and expansion plans, other trade secrets, any analyses, compilations or reports with regard to the foregoing, and all other information relating to the Company otherwise acquired by the Executive during the course of the Executive’s employment with the Company, whether such information is in written form or on magnetic tape, floppy disks, cd-roms or other means of storing electronic data.  Confidential Information shall not include information which (i) was in the public domain at the time furnished to, or acquired by, the Executive, or (ii) thereafter enters the public domain other than through disclosure, directly or indirectly, by the Executive or others in violation of an agreement of confidentiality or nondisclosure.

(d) The Executive agrees that, while he/she is employed by the Company, he/she will offer or otherwise make known or available to the Company, as directed by the CEO or the Board and without additional compensation or consideration, any business prospects, contacts or other business opportunities that the Executive may discover, find, develop or otherwise have available to the Executive in any field in which the Company is engaged, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

(e) For purposes of this Section 6, the term “Company” shall mean and include the Company and any and all Subsidiaries and Affiliates of the Company in existence from time to time.

(f) In connection with the Executive’s agreement to the restrictions set forth in this Section 6, the Executive acknowledges the benefits accorded to him/her pursuant to the provisions of this Agreement, including, without limitation, the agreement on the part of the Company to employ the Executive during the Employment Period (subject to the terms and conditions hereof). The Executive also acknowledges and agrees that the covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain the proprietary and other legitimate business interests of the Company and that the enforcement thereof would not prevent the Executive from earning a livelihood.

7. Restricted Shares.  Concurrently with the execution of this Agreement, pursuant and subject to the terms and conditions of the Company’s 2010 Equity Participation Plan and a Restricted Stock Grant Agreement of even date, the Executive is being granted the number of restricted shares set forth on Schedule A attached hereto, which restricted shares will vest as set forth thereon.

8. Deductions and Withholding.  The Executive agrees that the Company shall withhold from any and all payments required to be made to the Executive pursuant to this Agreement all federal, state, local and/or other taxes which are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

9. Code Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (together with the regulations and guidance promulgated thereunder, “Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits constituting deferred compensation under Code Section 409A upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a termination of employment or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.

(c) All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

10. Representations and Warranties.  The Executive represents and warrants to the Company and its Subsidiaries that:  (a) the Executive is not a party to or bound by any employment, noncompete, nonsolicitation, nondisclosure, confidentiality or similar agreement with any other Person; and (b) this Agreement constitutes a valid and legally binding obligation of the Executive, enforceable against him/her in accordance with its terms.  The Company represents that this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.  All representations and warranties contained herein will survive the execution and delivery of this Agreement.

11. Certain Definitions.  When used in this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more of its intermediaries, controls, is controlled by or is under common control with such Person.

“Cause” means any one or more of the following: (i) in the reasonable judgment of the Board, the Executive acts (including a failure to act) in a manner that constitutes gross misconduct or gross negligence or that is otherwise materially injurious to the Company or its Subsidiaries; (ii) the Executive breaches any material term of this Agreement, which breach remains uncured to the reasonable satisfaction of the Board following ten (10) days’ written notice from the Company of such breach; provided, however, that the Company shall not be required to give the Executive a cure period on more than one occasion; (iii) in the reasonable judgment of the Board, the Executive has committed an act of fraud or misappropriation, or other act of dishonesty or illegal business practices relating to the Company or any of its Subsidiaries, customers or suppliers; (iv) the Executive’s commission of any act which, if the Executive were convicted, would constitute a felony, a crime of moral turpitude or a crime involving the illegal use of drugs, or the Executive’s entry of a plea of guilty or no contest thereto; (v) the Executive’s willful failure or refusal to perform specific directives of the Board or the CEO; (vi) any alcohol or other substance abuse on the part of the Executive; (vii) any excessive absence of the Executive from his/her employment during normal working hours for reasons other than vacation or disability; (viii) the Executive’s breach of any other material obligation under this Agreement; or (ix) any misrepresentation on the Employee’s part herein set forth.

“CEO” means the Chief Executive Officer of the Company.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended from time to time.

“Disability” has the meaning that such term has under the Company’s long term disability insurance plan.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity (including any governmental entity or any department, agency or political subdivision thereof).

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one (1) or more Subsidiaries of such Person or entity or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.  Unless stated to the contrary, as used in this Agreement the term Subsidiary means a Subsidiary of Parent.

“Termination Date” means the date on which the Employment Period ends pursuant to Section 5(a).

12. Cooperation in Legal Matters.  The Executive will cooperate with the Company and its Subsidiaries during the term of the Executive’s employment and thereafter with respect to any pending or threatened claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative (the “Claims”), by being reasonably available to testify on behalf of the Company or any Subsidiaries, and to assist the Company and its Subsidiaries by providing information, meeting and consulting with the Company and its Subsidiaries or their representatives or counsel, as reasonably requested.  The Executive agrees not to disclose to or discuss with anyone who is not assisting the Company or any Subsidiary with the Claims, other than the Executive’s personal attorney, the fact of or the subject matter of the Claims, except as required by law.  The Executive further agrees to maintain the confidences and privileges of the Company and its Subsidiaries, and acknowledges that any such confidences and privileges belong solely to the Company and its Subsidiaries and can only be waived by the Company or any Subsidiary, not the Executive.  In the event that the Executive is subpoenaed to testify, or otherwise requested to provide information in any matter relating to the Company or any Subsidiary, the Executive agrees to promptly notify the Company after receipt of such subpoena, summons or request for information, to reasonably cooperate with the Company or any Subsidiary with respect to such subpoena, summons or request for information, and to not voluntarily provide any testimony or information unless required by law or permitted by the Company.

13. Miscellaneous.

(a) Notices.  All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient or an officer of the recipient, or (ii) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (iii) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested.  Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

if to the Executive, to:

1033 NE 17th Way
Unit 1302
Fort Lauderdale, FL 33304

if to the Company, to:

200 Glades Road, Suite 2
Boca Raton, FL
Facsimile: (561) 362-4451
Attention: Chief Executive Officer

with a copy, which will not constitute notice to the Company, to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, NY  11554
Facsimile: (516) 296-7111
Attention:  Fred Skolnik, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b) Consent to Amendments.  No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in writing by such party.  No other course of dealing among the Company, the Subsidiaries, and the Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

(c) Assignability and Binding Effect.  This Agreement will be binding upon and inure to the benefit of the Executive and his/her heirs, legal representatives, executors, administrators or successors, and will be binding upon and inure to the benefit of the Company and its successors and assigns.  The Executive may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his/her rights or obligations hereunder, and any such attempted assignment or disposition shall be null and void and without effect.

(d) Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e) Headings and Sections.  The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.  Unless the context requires otherwise, all references in this Agreement to Sections, Exhibits or Schedules will be deemed to mean and refer to Sections, Exhibits or Schedules of or to this Agreement.

(f) Governing Law.  All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and any exhibits and schedules to this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Florida.

(g) Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(h) Submission to Jurisdiction.  ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT IN THE EASTERN DISTRICT OF NEW YORK, AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(i) Service of Process.  WITH RESPECT TO ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY ANY MEANS SPECIFIED FOR NOTICE PURSUANT TO SECTION 13(a).

(j) Confidentiality.  The parties agree that this Agreement and the Release (if and when executed) are confidential and each party agrees not to disclose any information regarding the terms of this Agreement or the Release to any Person, except that the Company may disclose information regarding the terms of this Agreement or the Release to its Affiliates and any lenders or as required by law or regulation or the rules of any stock exchange or market on which the Company’s securities are listed or traded, and Executive may disclose information regarding the terms of this Agreement or the Release to his/her immediate family.  Each party may also disclose this information to their tax, legal or other counsel.  Each party shall instruct each of the foregoing not to disclose the same to anyone.

(k) No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(l) Entire Agreement.  Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, that may have related to the subject matter of this Agreement in any way.  This Agreement will be deemed effective on the date hereof upon the execution hereof.

(m) Time.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder falls upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.

(n) Certain Terms.  The use of the word “including” herein means “including without limitation.”  Any definitions used herein defined in the plural will be deemed to include the singular as the context may require and any definitions used herein defined in the singular will be deemed to include the plural as the context may require.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first written above.

STEM CELL ASSURANCE, INC.

/s/ Mark Weinreb
Name: Mark Weinreb
Title: Chief Executive Officer

/s/ Mandy D. Clark
Mandy D. Clark

SCHEDULE A

Position:	Vice President of Operations
Per Annum Salary:	$75,000, with an increase to $90,000 when Juniper, FL location opens and Executive begins working full time at said location.
Responsibilities:
Manage Company’s day-to-day operations, including but not limited to organization and analysis of product lines, production plans, quality control, budgets, outsourcing, efficiency, cost-effectiveness, Company abilities, training needs, and staff direction and supervision.

Report to:	CEO
Vacation:	4 weeks
Cash Severance Amount:	$50,000

EXHIBIT A

GENERAL RELEASE

I, Mandy Clark, in consideration of and subject to the performance by Stem Cell Assurance, Inc., a Nevada corporation (the “Company”), of its obligations under the Executive Employment Agreement by and between the Company and myself, dated as of December 1, 2010 (as amended from time to time, the “Agreement”), do hereby release and forever discharge as of the date hereof, the Company and each of its subsidiaries, affiliates and predecessors (including, without limitation, and to the extent that they could be liable in respect of their position with any of the foregoing, each of the present and former managers, directors, officers, direct or indirect equity holders, agents, representatives, employees, subsidiaries, affiliates, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, personal representatives, and attorneys of the parties referenced in clauses (i) and (ii) above) (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under Section 5 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive the payments and benefits specified in Section 5(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release.  I also acknowledge and represent that I have received all payments and benefits payment and provision of which were due to me, as of the date hereof, by virtue of any employment by the Company.

2. Except as provided in paragraph 4 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company or any of its affiliates; or any claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).  Notwithstanding any other provision of this Release to the contrary, this Release does not encompass, and I do not release, waive or discharge, the obligations of any of the Parties (a) to make the payments and provide the other benefits contemplated by the Agreement, or (b) under any restricted stock agreement, option agreement or other agreement pertaining to my equity ownership, or (c) under any indemnification or similar agreement with me.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against any Released Party, or in the event I should seek to recover against any Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I have not filed and am not aware of any pending Claim as of the execution of this General Release.

6. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7. Nothing in this Agreement shall be construed to preclude me from participating or cooperating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other state or federal administrative agency.  However, in the event that a charge or complaint is filed against the Released Parties, or any of them, with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed against the Released Parties, or any of them, by any administrative agency, I expressly waive and shall not accept any award or damages therefrom.

8. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any of my rights or claims arising out of any breach by the Company after the date hereof of the Agreement if and to the extent those rights, in each case by their specific terms, survive termination of my employment with the Company.

9. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  However, should Section 2 of this General Release be declared or determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal or invalid, and should I thereupon seek to institute any claims that would have been within the scope of Section 2, the Company shall be entitled to immediate repayment, and I shall immediately return, all of the severance payments that I have received, and the Company shall not be obligated to make any further severance payments.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

10. I HAVE READ IT CAREFULLY;

11. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

12. I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

13. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

14. I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON December 1, 2010 TO CONSIDER IT AND THE CHANGES MADE SINCE THE November 24, 2010 VERSION OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

15. I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

16. I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

17. I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:  December 1, 2010

By: /s/ Mandy D. Clark
Mandy D. Clark